Exhibit 99.1

Diplomat Announces Strong 1st Quarter Financial Results

Record 1st Quarter Revenue at $1.3 Billion, Adjust and Reiterate 2018 Financial Outlook

Conference Call Rescheduled Until Tomorrow Morning, May 8, 2018, at 8:00 AM ET

FLINT, Mich., May 7, 2018 — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent provider of specialty pharmacy services, announced financial results for the quarter ended March 31, 2018.  All comparisons, unless otherwise noted, are to the quarter ended March 31, 2017.

First Quarter 2018 Highlights include:

•                  Revenue of $1,342 million, compared to $1,079 million, an increase of 24%

•                  Specialty segment revenue of $1,153 million, compared to $1,079 million

•                  PBM segment revenue of $191 million, which was not part of the business in the prior year period

•                  Specialty segment total prescriptions dispensed of 223,000, compared to 220,000

•                  PBM segment total volume, adjusted to 30-day equivalent, of 2,181,000

•                  Gross margin of 8.2% versus 7.9%

•                  Specialty segment gross margin of 8.1% versus 7.9%

•                  PBM segment gross margin of 9.2%

•                  EPS of $(0.01) per diluted common share versus $0.06

•                  Adjusted EPS of $0.20 versus $0.19

•                  Adjusted EBITDA of $39.6 million, compared to $26.8 million

•                  Adjusted EBITDA margin of 3.0% versus 2.5%

•                  Net cash provided by operating activities was $48.6 million, compared to $44.3 million

•                  Net debt, including contingent consideration, reduced to $601.5 million, from $648.7 million at December 31, 2017

Jeff Park, Interim CEO, commented “Diplomat reached a new high mark this quarter in which the incredible team we’ve built executed on our plan and achieved record revenues.  Our first quarter demonstrated strong performance in both our Specialty segment and our PBM segment — relaunched last week under its new brand, CastiaRx.  Our PBM integration has progressed rapidly, and as our innovation, growth and profitability initiatives continue to gain momentum, we believe we can drive substantial market share gains over time and generate long term value for all our stakeholders.”

First Quarter Financial Summary:

Revenue for the first quarter of 2018 was $1,342 million, compared to $1,079 million in the first quarter of 2017, an increase of $263 million or 24%.  Revenue was comprised of $1,153 million and $191 million from our Specialty segment and our newly formed Pharmacy Benefit Management (“PBM”) segment, respectively.  There was a $2.0 million inter-company elimination of revenue, and associated cost of sales, between the segments.  The increase in our Specialty segment revenue was primarily driven by $31 million of revenue from our other acquisitions as well as manufacturer price increases, access to dispense drugs that were new in the past year and increased volume through payor relationships.  These increases were partially offset by a decrease in hepatitis C business versus the prior year period and drug mix.

Gross profit in the first quarter of 2018 was $110.6 million and generated an 8.2% gross margin, compared to $85.0 million gross profit and 7.9% gross margin in the first quarter of 2017.  Gross profit was comprised of $93.0 million and $17.6 million from our Specialty segment and PBM segment, respectively.  The gross margin increase in the quarter was primarily due to the impact of our PBM acquisitions, which includes all contracts reflected on a net revenue basis with associated product and service cost of goods, as well as the impact of the acquired entities in our Specialty segment, and manufacturer price increases in the first quarter of 2018 versus the prior year period.

Selling, general, and administrative expenses (“SG&A”) for the first quarter of 2018 were $101.9 million, an increase of $25.4 million, compared to $76.5 million in the first quarter of 2017.  This increase is primarily driven by $11.5 million related to employee cost, including employee cost for our acquired entities and stock option compensation.  Also contributing to the SG&A expense increase was a $7.5 million increase in amortization expense from definite-lived intangible assets, including the capitalized software for internal use, associated with our acquired entities and a one-time $2.1 million severance and merger and acquisition expense associated with our acquired entities.  We also experienced increases in other SG&A; including, freight, building and equipment, travel, insurance, and other miscellaneous expenses.

Net (loss) income attributable to Diplomat for the first quarter of 2018 was $(0.5) million compared to $4.4 million in the first quarter of 2017.  This decrease was primarily driven by an $8.4 million increase in interest expense due to a significant increase in outstanding debt to fund our PBM acquisitions, partially offset by an income tax benefit of $0.9 million in the first quarter of 2018 versus income tax expense of $2.3 million in the prior year period.  The income tax benefit during the first quarter of 2018 was inclusive of a $0.3 million excess tax benefit related to share-based awards.  Adjusted EBITDA for the first quarter of 2018 was $39.6 million compared to $26.8 million in the first quarter of 2017, an increase of $12.8 million.

Earnings per share for the first quarter of 2018 was $(0.01), compared to $0.07 for the first quarter of 2017.  On a diluted basis, earnings per share was $(0.01) in the first quarter of 2018, compared to $0.06 in the prior year period.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.20 in the first quarter of this year compared to $0.19 in the first quarter of 2017.

2018 Financial Outlook

For the full-year 2018, we are increasing our revenue guidance to account for the earlier than anticipated transition to account for revenue in our PBM segment on a gross basis.  We are maintaining our previous financial guidance on all other financial measures:

•                  Revenue between $5.5 and $5.9 billion, versus the previous range of $5.3 and $5.6 billion

•                  Net income attributable to Diplomat between $4.5 and $13.0 million

•                  Adjusted EBITDA between $164 and $170 million

•                  Diluted EPS between $0.06 and $0.17

•                  Adjusted EPS between $0.87 and $0.97

Our EPS and Adjusted EPS expectations assume approximately 74,900,000 weighted average common shares outstanding on a diluted basis and a tax rate of 24% and 27%, for the low- and high-end of the range, respectively, for the full year 2018, which could differ materially.

Earnings Conference Call Information

The Company will now hold a conference call to discuss its first quarter performance tomorrow morning, May 8, 2018, at 8:00 a.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833-286-5805 (647-689-4450 for international callers) and referencing participant code 5178318 approximately 15 minutes prior to the call.  A webcast and audio file of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the largest independent provider of specialty pharmacy services in the United States of America. We are focused on improving the lives of patients with complex chronic diseases while also delivering unique solutions for manufacturers, hospitals, payors and providers. Our patient-centric approach positions us at the center of the healthcare continuum for the treatment of complex chronic diseases. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost specialty drugs, and a wide range of applications and PBM services that are designed to assist our customers in reducing the cost and managing the complexity of their prescription drug programs. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets, or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found below.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net (loss) income attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net (loss) income attributable to Diplomat can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net (loss) income attributable to Diplomat, Adjusted EBITDA, EPS, Adjusted EPS, market share, the expected benefits and performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information.  These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the methodology used to calculate such fees; the outcome of material legal proceedings; our relationships with wholesalers and key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to drive volume through a refreshed marketing strategy in traditional specialty pharmacy; our capability to penetrate the fragmented infusion market; the success of our strategy in the PBM space; our ability to effectively execute our acquisition strategy or successfully integrate acquired businesses, including any delays or difficulties in integrating the combined businesses, and the ability to achieve cost savings and operating synergies and the timing thereof; CEO succession planning and the dependence on our senior management and key employees and managing recent turnover among key employees; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

CONTACT:
Terri Anne Powers, Vice President Investor Relations

312-889-5244 | tpowers@diplomat.is

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and equivalents	$6,040	$84,251
Receivables, net	329,749	332,091
Inventories	194,755	206,603
Prepaid expenses and other current assets	13,410	11,125
Total current assets	543,954	634,070
Property and equipment, net	39,719	38,990
Capitalized software for internal use, net	31,719	36,520
Goodwill	835,633	832,624
Definite-lived intangible assets, net	375,001	392,011
Other noncurrent assets	5,883	6,208
Total assets	$1,831,909	$1,940,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$393,185	$377,489
Rebates payable	32,032	35,974
Borrowings on line of credit	140,000	188,250
Short-term debt, including current portion of long-term debt	11,500	11,500
Accrued expenses:
Compensation and benefits	14,460	9,584
Contingent consideration	7,100	8,100
Other	16,901	20,560
Total current liabilities	615,178	651,457
Long-term debt, less current portion	444,916	521,098
Deferred income taxes	13,820	14,367
Contingent consideration	4,000	4,000
Total liabilities	1,077,914	1,190,922
Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 74,082,806 and 73,871,424 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	621,853	619,235
Additional paid-in capital	40,902	38,450
Retained earnings	91,240	91,816
Total shareholders’ equity	753,995	749,501
Total liabilities and shareholders’ equity	$1,831,909	$1,940,423

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Net sales	$1,342,484	$1,078,740
Cost of sales	(1,231,871)	(993,691)
Gross profit	110,613	85,049
Selling, general and administrative expenses	(101,922)	(76,501)
Income from operations	8,691	8,548
Other (expense) income:
Interest expense	(10,427)	(2,049)
Other	418	33
Total other expense	(10,009)	(2,016)
(Loss) income before income taxes	(1,318)	6,532
Income tax benefit (expense)	868	(2,307)
Net (loss) income	(450)	4,225
Less: net loss attributable to noncontrolling interest	—	(142)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(450)	$4,367

Net (loss) income per common share:
Basic	$(0.01)	$0.07
Diluted	$(0.01)	$0.06

Weighted average common shares outstanding:
Basic	73,996,313	66,886,866
Diluted	73,996,313	67,780,434

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations, Inclusive of Reportable Segment Breakout (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Net sales - Specialty	$1,152,979	$1,078,740
Net sales - PBM	191,468	—
Inter-segment elimination	(1,963)	—
Net sales	1,342,484	1,078,740

Cost of sales - Specialty	(1,059,924)	(993,691)
Cost of sales - PBM	(173,910)	—
Inter-segment elimination	1,963	—
Cost of sales	(1,231,871)	(993,691)

Gross profit - Specialty	93,055	85,049
Gross profit - PBM	17,558	—
Gross profit	110,613	85,049
Selling, general and administrative expenses	(101,922)	(76,501)
Income from operations	8,691	8,548
Other (expense) income:
Interest expense	(10,427)	(2,049)
Other	418	33
Total other expense	(10,009)	(2,016)
(Loss) income before income taxes	(1,318)	6,532
Income tax benefit (expense)	868	(2,307)
Net (loss) income	(450)	4,225
Less: net loss attributable to noncontrolling interest	—	(142)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(450)	$4,367

Net (loss) income per common share:
Basic	$(0.01)	$0.07
Diluted	$(0.01)	$0.06

Weighted average common shares outstanding:
Basic	73,996,313	66,886,866
Diluted	73,996,313	67,780,434

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net (loss) income	$(450)	$4,225
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,951	15,397
Net provision for doubtful accounts	2,322	2,784
Share-based compensation expense	3,161	972
Amortization of debt issuance costs	1,132	297
Deferred income tax (benefit) expense	(547)	1,746
Contingent consideration payment	(470)	—
Other	(3)	—
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	21	21,406
Inventories	11,903	14,819
Accounts payable	11,753	(20,640)
Other assets and liabilities	(4,201)	3,289
Net cash provided by operating activities	48,572	44,295
Cash flows from investing activities:
Expenditures for property and equipment	(2,302)	(569)
Expenditures for capitalized software for internal use	(567)	(1,285)
Payments to acquire businesses, net of cash acquired	—	(26,532)
Other	3	(43)
Net cash used in investing activities	(2,866)	(28,429)
Cash flows from financing activities:
Net payments on line of credit	(48,250)	(33,537)
Payments on long-term debt	(76,875)	(1,500)
Proceeds from long-term debt	—	25,000
Proceeds from issuance of stock upon stock option exercises	1,909	2,799
Contingent consideration payment	(530)	—
Payments of debt issuance costs	(171)	—
Net cash used in financing activities	(123,917)	(7,238)
Net (decrease) increase in cash and equivalents	(78,211)	8,628
Cash and equivalents at beginning of period	84,251	7,953
Cash and equivalents at end of period	$6,040	$16,581
Supplemental disclosures of cash flow information:
Cash paid for interest	$(10,160)	$(1,710)
Cash paid for income taxes	319	(117)

Adjusted EBITDA

The table below presents a reconciliation of net (loss) income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended March 31,
	2018	2017
	(dollars in thousands) (unaudited)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(450)	$4,367
Depreciation and amortization	23,951	15,397
Interest expense	10,427	2,049
Income tax (benefit) expense	(868)	2,307
EBITDA	$33,060	$24,120

Contingent consideration and other merger and acquisition expense	$2,001	$548
Share-based compensation expense	3,161	972
Employer payroll taxes - option repurchases and exercises	78	85
Severance and related fees	1,339	662
Other items	—	428
Adjusted EBITDA	$39,639	$26,815

Adjusted EPS (diluted)

Below is a reconciliation of net (loss) income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the periods indicated.

	For the three months ended March 31,
	2018	2017
	(dollars in thousands, except per share amounts)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(450)	$4,367
Amortization of acquisition-related definite-lived intangible assets	17,010	9,685
Amortization of acquisition-related capitalized software for internal use	2,211	2,016
Contingent consideration and other merger and acquisition expense	2,001	548
Income tax impact of adjustments (1)	(5,730)	(3,926)
Adjusted non-GAAP net income	$15,042	$12,690

Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(0.01)	$0.06
Amortization of acquisition-related definite-lived intangible assets	0.23	0.14
Amortization of acquisition-related capitalized software for internal use	0.03	0.03
Contingent consideration and other merger and acquisition expense	0.03	0.01
Income tax impact of adjustments	(0.08)	(0.05)
Adjusted EPS	$0.20	$0.19

Weighted average common shares outstanding:
Diluted	73,996,313	67,780,434

(1) 27 percent tax rate used for the three months ended March 31, 2018; 32 percent used in the prior year period

2018 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA and net income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the year ended December 31, 2018.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$4,500	$13,000
Depreciation and amortization	96,752	95,526
Interest expense	38,000	36,000
Income tax expense (1)	1,421	4,808
EBITDA	$140,673	$149,334

Contingent consideration and other merger and acquisition expense	$4,900	$3,900
Share-based compensation expense	16,015	15,015
Employer payroll taxes - option repurchases and exercises	500	300
Severance and related fees	1,912	1,451
Adjusted EBITDA	$164,000	$170,000

(1) Assumes a tax rate of 24 and 27 percent, for the low- and high-end, respectively.

Reconciliation of GAAP to Adjusted Net Income and Adjusted EPS

(dollars in thousands, except per share amounts) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$4,500	$13,000
Amortization of acquisition-related definite-lived intangible assets	67,631	67,631
Amortization of acquisition-related capitalized software for internal use	9,745	9,745
Contingent consideration and other merger and acquisition expense	4,900	3,900
Income tax impact of adjustments (1)	(22,215)	(21,945)
Adjusted non-GAAP net income	$64,561	$72,331

Net income attributable to Diplomat Pharmacy, Inc.	0.06	0.17
Amortization of acquisition-related definite-lived intangible assets	0.90	0.90
Amortization of acquisition-related capitalized software for internal use	0.13	0.13
Contingent consideration and other merger and acquisition expense	0.07	0.05
Income tax impact of adjustments	(0.29)	(0.28)
Adjusted EPS	$0.87	$0.97

(1) Assumes a tax rate of 27 percent for adjustments